EXHIBIT 5.1
Picazo Buyco Tan Fider & Santos
July 1, 2008
eTelecare Global Solutions, Inc.
31st Floor CyberOne Building, Eastwood City, Cyberpark,
Libis, Quezon City 1110
Philippines
          Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel for eTelecare Global Solutions, Inc., a corporation organized under the law of the Philippines (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 873,434 shares of the Company’s common shares, par value one Philippine peso per share (the “Shares”), issuable pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”).
We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Gemma M. Santos
for the firm